                                                                     Exhibit 4.3

                                LOCKUP AGREEMENT

      Agreement made this 26th day of October, 2001 by LAURUS MASTER FUND LTD., KESHET L.P., THE KESHET FUND, L.P., TALBIYA B. INVESTMENTS LTD., and NESHER LTD. (each a "Holder" and collectively "Holders") for the benefit of the parties identified on Schedule A hereto (each an "Investor" and collectively "Investors").

      WHEREAS, the Investors are holders of certain convertible notes and Series A Preferred Stock of Advanced Aerodynamics & Structures, Inc. ("AASI") originally issued on or about March 6, 2000, June 30, 2000, November 3, 2000, January 26, 2001, February 14, 2001, March 23, 2001, June 27, 2001, and July 25,
2001 and other dates as such convertible notes and Series A Preferred Stock may have been issued ("Investors Securities"); and

      WHEREAS, Holders are the holders of convertible notes and Series A Preferred Stock of AASI originally issued on or about March 6, 2000, June 30, 2000, November 3, 2000, January 26, 2001, February 14, 2001, March 27, 2001,
June 27, 2001, and July 25, 2001 and other dates as such convertible notes and Series A Preferred Stock may have been issued ("Holders Securities"); and

      WHEREAS, some of the Investors are contemplating investing funds to purchase additional convertible notes of AASI and it would be beneficial to Holders if such investment were made.

      NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged.

      1. Holders agree that until the time set forth in Paragraph "3" below, the Holders will not convey, hypothecate or otherwise engage in any transaction which will result in a change in the beneficial or record ownership of the Holders Securities, including without limitation a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a "Transfer"). Any such Transfer or attempted Transfer in contravention of this Lockup Agreement shall be void and ineffective for any purpose and shall not confer on any transferee or purported transferee any rights whatsoever.

      2. Holders further agree that until the time set forth in Paragraph `3" below, the Holders may not and will not exercise any conversion rights relating to the Holders Securities ("Conversion Restriction"). Any attempted conversion will be void and of no effect.

      3. The restriction on Transfer set forth in Paragraph "1" above and the Conversion Restriction set forth in Paragraph "2" above shall no longer apply from the sooner of (i) the date one or more Holders have purchased for $800,000, from the Investors, Investors Securities and/or, at the election of each Investor, any other notes or preferred stock issued to Investors by AASI having principal or stated value, as the case may be, of $600,000, or (ii) the date that each of the Investors has exercised conversion rights relating to the Investors Securities and has received the AASI Class A Common Stock issuable upon exercise of such conversion rights in the "Value Amount" set forth on Schedule A hereto, which Value Amount shall be increased by the Proportionate Share (as defined in a Put Agreement of even date herewith) for which AASI may exercise its Put rights (as described in the Put Agreement) for each such Investor. Value Amount shall be determined by multiplying the closing bid price on each Conversion Date (as defined in the Investors Securities) by the number of AASI Class A Common Shares received by the Investor on each such Conversion Date. Any purchases made pursuant to Paragraph 3(i) must be made from the Investors pro rata to the principal amount and/or Stated Value of the Investors Securities held by the Investors on the date of purchase.

      4. Notwithstanding the Conversion Restriction, Holder may convert Holders Securities in an amount equal to the Holder's Proportionate Share, as defined in a Put Agreement between the Holder and AASI of even date herewith, as of each Conversion Date (as defined in the Holders Securities).

      5. AASI agrees to provide to Holders during the first week of each month a schedule of all conversions of Investors Securities during the prior month.

Dated as of October 26, 2001
New York, New York


______________________________________  ________________________________________
LAURUS MASTER FUND LTD. - Holder        KESHET L.P. - Holder


______________________________________  ________________________________________
THE KESHET FUND L.P. - Holder           TALBIYA B. INVESTMENTS LTD. - Holder


______________________________________
NESHER LTD. - Holder


______________________________________  ________________________________________
ALPHA CAPITAL                           ESQUIRE TRADE & FINANCE, INC. - Investor
AKTIENGESELLSCHAFT - Investor


______________________________________  ________________________________________
AUSTINVEST ANSTALT BALZERS              AMRO INTERNATIONAL, S.A. - Investor
- Investor


______________________________________  ________________________________________
THE SHAAR FUND LTD. - Investor          THE ENDEAVOUR CAPITAL
                                        INVESTMENT FUND, S.A. - Investor

      Advanced Aerodynamics & Structures, Inc. acknowledges the foregoing Lockup Agreement and agrees not to take any action inconsistent with the terms of the Lockup Agreement.

                                        ADVANCED AERODYNAMICS &
                                        STRUCTURES, INC.


                                        By:_____________________________________

                         SCHEDULE A TO LOCKUP AGREEMENT

                              INVESTORS SECURITIES

--------------------------------------------------------------------------------
INVESTOR                                             VALUE AMOUNT
--------------------------------------------------------------------------------
ALPHA CAPITAL AKTIENGESELLSCHAFT                     $950,000.00
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein
Fax: 011-42-32323196
--------------------------------------------------------------------------------
ESQUIRE TRADE & FINANCE, INC.                        $900,000.00
Trident Chambers
P.O. Box 146
Road Town, Tortola, B.V.I.
Fax: 011-41-41-760-1031
--------------------------------------------------------------------------------
AUSTINVEST ANSTALT BALZERS                           $587,500.00
Landstrasse 938
9494 Furstentums
Balzers, Liechtenstein
Fax: 011-534-534100
--------------------------------------------------------------------------------
AMRO INTERNATIONAL, S.A.                             $1,050,000.00
C/o Ultra Finanz Ltd.
Grossmuensterplatz 6, P.O. Box 4401
Zurich, CH-8022, Switzerland
Fax: 011-411-252-5515
--------------------------------------------------------------------------------
THE SHAAR FUND LTD.                                  $450,000.00
C/o Herrick Feinstein, LLP
2 Park Avenue
New York, New York 10022
Fax: 212-
--------------------------------------------------------------------------------
THE ENDEAVOUR CAPITAL INVESTMENT FUND, S.A.          $555,000.00
Cumberland House
27 Cumberland Street, Nassau
New Providence, The Bahamas
Fax: 1-284-494-3917
--------------------------------------------------------------------------------